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                                                        EXHIBIT 5



                  FLEISCHMAN AND WALSH, L.L.P.
                   1400 Sixteenth Street, NW
                         Sixth Floor
                     Washington, DC  20036
                        (202) 939-7900



May 2, 2000



Southern Union Company
504 Lavaca Street, Suite 800
Austin, Texas  78701


Gentlemen:

As counsel to Southern Union Company, a Delaware corporation (the "Company"), we have reviewed the Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, to register an additional 360,001 shares of the Company's common stock, par value $1.00 per share ("Shares"), to be issued by the Company's Pennsylvania Division pursuant to its 1992 Stock Option Plan, as amended (the "Plan").

We have examined the originals or copies of such corporate records, documents, certificates and other instruments as we, in our judgment, considered necessary or appropriate to enable us to render the opinion below.

Based on the foregoing, it is our opinion that, the Shares, when issued and delivered as contemplated by the Registration State-ment and the Plan, will be validly issued, fully paid and non-assessable, and will not be subject to preemptive or other rights to subscribe for or purchase common stock of the Company.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                              Very truly yours,

                              FLEISCHMAN AND WALSH, L.L.P.